Exhibit 99.1

Aqua Metals Reports 2022 Financial Results

Commissioning of Lithium Pilot Plant in Reno, Securing of Future Commercial Site, Drive Optimism for 2023 and Beyond

RENO, Nev., March 9, 2023 (GLOBE NEWSWIRE) -- Aqua Metals, Inc. (NASDAQ: AQMS) (“Aqua Metals" or the "Company”), which is reinventing metals recycling with its AquaRefining™ technology, today announced financial results and provided a business update for the fourth quarter and full-year period ended December 31, 2022.

Recent Highlights:

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Aqua Metals ended the year with $7.1 million in cash and $10.9 million in working capital. Management expects to receive an additional $12 million by the end of March 2023 related to the sale of its former Tahoe-Reno facility.

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Aqua Metals commissioned its recycling pilot operation at its Innovation Center in Tahoe-Reno Industrial Center during the fourth quarter of 2022, and in early 2023, the Company produced high-purity copper and lithium hydroxide. The Company has and expects to host additional potential strategic partner visits in 2023.

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The Company acquired a five acre parcel of land inclusive of an approximately 21,000 square foot existing building and announced plans to immediately improve the building during 2023. Phase 1 of the campus environment and the first Li AquaRefining commercial scale recycling plant will have an expected capacity to process 3,000 metric tons of spent LiB input material into saleable materials (~$60,000,000 in revenue based on current metals values). The company also shared its vision for an integrated clean metals campus on the site, with additional buildings and space for 10,000 metric tons of total processing capacity.

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The Company’s Pb AquaRefining partner in Taiwan (ACME Metal) continued its progress. ACME Metal is producing ultra-pure lead in Taiwan and will continue to operate the Phase I system as a showcase for potential industry partners and future customers to witness first-hand.

“We have recently realized several key milestones to position us for acceleration, transformation, and success in 2023,” commented Steve Cotton, President and Chief Executive Officer. “We opened our pilot operation in the Tahoe-Reno Industrial Center in December, and we are now beginning to produce high-purity metals like copper and premium products like lithium hydroxide at industrial scale. We also secured the campus for our proposed high-volume commercial operation, and we are hard at work to transform this new facility and then develop our expansion plan to meet our growing needs. We have our primary intake partner, and are moving quickly with our plans to secure long-term offtake partners, completing the buildout of our business model. Our goal this year will be one of commercialization from our vision and proof-of-concept to meaningful scale production, while advancing our efforts to establish what we believe will be the world’s first commercial-scale sustainable Li recycling operation with a sufficient supply of black mass input and partners to purchase our recycled output.”

“We continue to develop what we believe is the most environmentally friendly and cost-efficient lithium-ion battery recycling solution in the world,” Mr. Cotton added. “This is a critical time for electrification and the raw materials being utilized to power emerging clean energy technologies. The right infrastructure to close the critical minerals loop as battery demand increases is needed to better address climate change so the transition from fossil fuels to electrification can be achieved in a more sustainable way.”

2022 Full-Year Financial Results

The Company was not in commercial production during 2022 and, as a result, generated no significant revenue during the quarter.

Research and development costs included expenditures related to progressing the Lithium-ion battery AquaRefining technology. Research and development increased approximately 94% during 2022 compared to 2021.

General and administrative expenses increased approximately 1% for 2022, compared to 2021.

For 2022, the Company had an operating loss of $15.6 million, compared to an operating loss of $17.5 million last year. The net loss for 2022 was $15.4 million, or $(0.20) per basic and diluted share, compared to a net loss of $18.2 million, or $(0.26) per basic and diluted share, for 2021.

As of December 31, 2022, the Company had $7.1 million in cash and cash equivalents. Total cash used in operations for 2022 was $11.1 million.

Conference Call and Webcast

The Company will hold a conference call to discuss those results and corporate developments today at 4:30 p.m. ET. To access the live call, please dial (877) 407-9708 (toll-free) or (201) 689-8259. Alternatively, the conference call will be webcast live and can be accessed at https://event.webcasts.com/aqms or from the investor relations section of the Company’s website at https://ir.aquametals.com/.

Following the conclusion of the live call, a telephonic replay will be available until September 9, 2023, by dialing (877) 660-6853 or (201) 612-7415 and using the replay passcode 13736332. The webcast replay will also be available in the investor events section of the Aqua Metals website.

Additional Resources

Learn more about Aqua Metals’ Li AquaRefining Pilot and see updates at www.aquametals.com/pilot-recycling-hub

About Aqua Metals

Aqua Metals, Inc. (NASDAQ: AQMS) is reinventing metals recycling with its patented AquaRefining™ technology. The company is pioneering a sustainable recycling solution for materials strategic to energy storage and electric vehicle manufacturing supply chains. AquaRefining™ is a low-emissions, closed-loop recycling technology that replaces polluting furnaces and hazardous chemicals with electricity-powered electroplating to recover valuable metals and materials from spent batteries with higher purity, lower emissions, and minimal waste. Aqua Metals is based in Reno, NV and operates the first sustainable lithium battery recycling facility at the company’s Innovation Center in the Tahoe-Reno Industrial Center.

To learn more, please visit www.aquametals.com

Aqua Metals Social Media

Aqua Metals has used, and intends to continue using, its investor relations website (https://ir.aquametals.com), in addition to its Twitter, LinkedIn and YouTube accounts at https://twitter.com/AquaMetalsInc (@AquaMetalsInc), https://www.linkedin.com/company/aqua-metals-limited and https://www.youtube.com/channel/UCvxKNWcB69K0t7e337uQ8nQ respectively, as means of disclosing material non-public information and for complying with its disclosure obligations under Regulation FD.

Safe Harbor

This press release contains forward-looking statements concerning Aqua Metals, Inc. Forward-looking statements include, but are not limited to, our plans, objectives, expectations and intentions and other statements that contain words such as "expects," "contemplates," "anticipates," "plans," "intends," "believes", "estimates", "potential" and variations of such words or similar expressions that convey the uncertainty of future events or outcomes, or that do not relate to historical matters. The forward-looking statements in this press release include our expectations for our pilot recycling plant, our ability to recycle lithium-ion batteries and the expected benefits of recycling lithium-ion batteries. Those forward-looking statements involve known and unknown risks, uncertainties, and other factors that could cause actual results to differ materially. Among those factors are: (1) the risk that we may not be able to acquire the funding necessary to develop our recently acquired five-acre campus; (2) the risk that we may not be able to develop the recycling facility on the five-acre campus within the expected time or at all; (3) even if we are able to develop the recycling facility, the risk that we may not realize the expected benefits; (4) the risk that licensees may refuse or be slow to adopt our AquaRefining process as an alternative to smelting in spite of the perceived benefits of AquaRefining; (5) the risk that we may not realize the expected economic benefits from any licenses we may enter into; (6) the risk that we may not be able to access additional capital, through the sale of our TRIC facilities and equipment or otherwise, as and when needed and (7) those other risks disclosed in the section "Risk Factors" included in our Annual Report on Form 10-K filed on March 9, 2023. Aqua Metals cautions readers not to place undue reliance on any forward-looking statements. The Company does not undertake and specifically disclaims any obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur, except as required by law.

Contact Information:

Investor Relations

Bob Meyers & Rob Fink

FNK IR

646-878-9204

aqms@fnkir.com

Media

Jennifer Johnson Avril

Warner Communications

917-982-9012

jennifer@warnerpr.com

Source: Aqua Metals

AQUA METALS, INC.

Condensed Consolidated Balance Sheets

(in thousands, except share and per share amounts)

	December 31,	December 31,
	2022	2021
ASSETS
Current assets
Cash and cash equivalents	$7,082	$8,137
Accounts receivable	12	269
Lease receivable, current portion	15,527	920
Inventory	278	123
Assets held for sale	47	2,633
Prepaid expenses and other current assets	263	356
Total current assets	23,209	12,438

Non-current assets
Property and equipment, net	7,343	2,367
Intellectual property, net	461	640
Investment in LINICO	2,000	1,500
Lease receivable, non-current portion	—	15,528
Other assets	489	796
Total non-current assets	10,293	20,831

Total assets	$33,502	$33,269

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities
Accounts payable	$1,075	$685
Accrued liabilities	1,780	3,005
Building purchase deposit, current portion	3,250	—
Lease liability, current portion	307	388
Notes payable	5,899	—
Total current liabilities	12,311	4,078

Building purchase deposit, non-current portion	—	1,328
Lease liability, non-current portion	275	330
Total liabilities	12,586	5,736

Commitments and contingencies (see Note 15)

Stockholders’ equity
Common stock; $0.001 par value; 200,000,000 shares authorized; 79,481,751 and 70,416,552 shares issued and outstanding as of December 31, 2022 and December 31, 2021, respectively	79	70
Additional paid-in capital	220,114	211,309
Accumulated deficit	(199,277)	(183,846)
Total stockholders’ equity	20,916	27,533

Total liabilities and stockholders’ equity	$33,502	$33,269

AQUA METALS, INC.

Condensed Consolidated Statements of Operations

(in thousands, except share and per share amounts)

	Year ended December 31,
	2022	2021
Product sales	$4	$173

Operating cost and expense
Plant operations and clean up	3,959	7,017
Research and development cost	1,813	933
General and administrative expense	9,815	9,688
Total operating expense	15,587	17,638

Loss from operations	(15,583)	(17,465)

Other income and expense
Insurance proceeds net of related expenses	—	4,794
Impairment expense	(579)	(545)
PPP loan forgiveness	—	332
Gain (loss) on disposal of property and equipment	596	(5,665)
Interest expense	(125)	(21)
Interest and other income	262	379

Total other income (expense), net	154	(726)

Loss before income tax expense	(15,429)	(18,191)

Income tax expense	(2)	(2)

Net loss	$(15,431)	$(18,193)

Weighted average shares outstanding, basic and diluted	75,811,034	70,002,180

Basic and diluted net loss per share	$(0.20)	$(0.26)